Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2022, with respect to the consolidated financial statements of Griffey Global Holdings, Inc. included in the Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of Getty Images Holdings, Inc. for the registration of 400,795,785 shares of Class A Common Stock, 3,750,000 warrants to purchase shares of Class A Common Stock, and up to 24,449,980 shares of Class A Common Stock issuable upon exercise of the warrants.

/s/ Ernst & Young LLP

Seattle, Washington

September 1, 2022